Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIOD ENDED JUNE 30, 2023

LITTLE ELM, TEXAS, August 14, 2023 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $8.0 million for the second quarter of 2023 and an operating loss of $5.0 million for the second quarter, as compared to total net sales for the same quarter last year of $14.3 million and an operating loss of $2.1 million. For the first half of the year, 2023 net revenues were $19.0 million and operating losses were $7.8 million as compared to 2022 net revenues of $59.1 million and operating income of $7.7 million. The differences in the revenues and operating income or loss are largely due to lower sales related to COVID-19 vaccination efforts. In the first half of 2023, Retractable invested approximately 39% more in sales and marketing expenses, primarily in travel and trade show expenses as well as increased headcount for sales representatives, in an effort to improve future revenues. Retractable reports that domestic demand may be depressed due to the retention of products previously provided for vaccination purposes in customers’ inventory.

Retractable experienced significant growth in late 2020 through early 2022 due to material orders from the U.S. government to supply syringes for COVID-19 vaccination efforts. Such orders included payment for certain freight charges as well. As a result, comparability to revenues and expenses in recent years may be challenging. Below are second quarter revenue figures from 2018 – 2023, as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	Three Months Ended June 30,
(Amounts in millions)	2023	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$7.3	$9.5	$12.7	$9.4	$7.8	$6.3
Sales to U.S. government	—	—	27.4	—	—	—
North and South America sales (excluding U.S.)	0.2	4.3	1.5	2.0	1.2	0.8
Other international sales	0.5	0.5	0.9	0.2	0.6	0.4
Total sales	$8.0	$14.3	$42.5	$11.6	$9.6	$7.5

During the first half of 2023, Retractable materially increased its investment in U.S. government-backed mutual funds and sold equity investments. These increased investments were a significant factor in the decreased cash position in the first half of 2023.

Retractable reports the following results of operations for the three and six months ended June 30, 2023 and 2022, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on August 14, 2023 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended June 30, 2023 and June 30, 2022

Domestic sales accounted for 91.6% and 66.7% of the revenues for the three months ended June 30, 2023 and 2022, respectively. Domestic revenues decreased 23.6% principally due to lower demand. Domestic unit sales decreased 11.0%. Domestic unit sales were 87.9% of total unit sales for the three months ended June 30, 2023. International revenues decreased approximately 86.0% predominately due to fewer international vaccination-related sales. Overall unit sales decreased 47.9%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 29.1% principally due to lower unit sales. Royalty expense decreased 27.9% due to the associated decrease in gross sales.

Operating expenses decreased 5.3% from the prior year. This is substantially due to decreases in stock option expenses and headcount.

The loss from operations was $5.0 million compared to a loss of $2.1 million for the same period last year. The greater loss was due to an overall decrease in revenues.

The unrealized loss on debt and equity securities was $6.3 million due to the decreased market values of those securities but we recognized a gain on sales of equity securities in the amount of $4.8 million.

The benefit for income taxes was $932 thousand for the second quarter of 2023 as compared to a benefit for income taxes of $1.6 million in the second quarter of 2022.

Comparison of Six Months Ended June 30, 2023 and June 30, 2022

Domestic sales accounted for 67.1% and 60.1% of the revenues for the six months ended June 30, 2023 and 2022, respectively. Domestic revenues decreased 64.2% principally due to lack of sales to the U.S. government. Domestic unit sales decreased 60.8%. Domestic unit sales were 55.7% of total unit sales for the six months ended June 30, 2023. International revenues decreased approximately 73.5% predominately due to fewer international vaccination-related sales. Overall unit sales decreased 67.3%. There is uncertainty as to the timing of future international orders.

Cost of manufactured product decreased 60.7% principally due to lower unit sales. Royalty expense decreased 59.0% due to the associated decrease in gross sales.

Operating expenses decreased 4.6% from the prior year. This is substantially due to decreases in stock option expense, consulting, and reduced headcount. In the first half of 2023, we incurred approximately 39% more in sales and marketing expenses, primarily in travel and trade show expenses as well as increased headcount for sales representatives, in an effort to improve future revenues.

The loss from operations was $7.8 million compared to an income from operations of $7.7 million for the same period last year. The loss was due to an overall decrease in revenue and a rise in per-unit costs on lower production levels.

The unrealized loss on debt and equity securities was $4.8 million due to the decreased market values of those securities but we recognized a gain on sales of equity securities in the amount of $5.6 million.

The benefit for income taxes was $701 thousand for the first six months of 2023 as compared to an income tax expense of $4.2 million in the first six months of 2022.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer